EXHIBIT 15.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-12836 and 333-11722) of BG Group plc of our report dated March 16, 2005 relating to the consolidated financial statements of BG Group plc which are included in this Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
London, England
March 16, 2005

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. All partners in PricewaterhouseCoopers UK Associates A are authorised to conduct business as agents of, and all contracts for services to clients are with, PricewaterhouseCoopers LLP.